Exhibit 99.3

Acquisition of The Bank of Richmond, N.A. January 11, 2007

This presentation contains forward looking statements with respect to financial condition, results of operations and business of Gateway Financial Holdings, Inc. ("Gateway") and The Bank of Richmond, N.A. ("BRCH") and assuming the consummation of the transaction, a combined Gateway and BRCH, including statements relating to: (i) the cost savings and revenue enhancements and accretion that will be realized from the merger; and (ii) the one-time charges expected to be incurred in connection with the merger. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among other things, the following possibilities: (i) expected cost savings from the merger cannot be fully realized or realized within the expected time; (ii) revenues following the merger are lower than expected; (iii) required governmental and stockholder approvals are not obtained or are delayed and the merger is not completed on the expected timeframe ; (iv) the integration of the business of Gateway and BRCH costs more, takes longer or is less successful than expected; (v) the cost of additional capital is more than expected; (vi) changes in the interest rate environment reduce interest margins; (vii) general economic conditions, either nationally or in the state in which the combined company will be doing business, are less favorable than expected; (viii) customer and employee relationships and business operations are disrupted by the merger; and (ix) changes occur in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. Neither Gateway nor BRCH assume any obligation to update forward looking statements. Forward Looking Statements

Acquiring Bank of Richmond, N.A. is an excellent entry point for Gateway to enter the vibrant Richmond market A community bank with assets of $168 million Strategic fit that enhances the franchise The Bank of Richmond will operate as "The Bank of Richmond, a division of Gateway Bank & Trust Co." for a minimum of two (2) years and a maximum of five (5) years. Non-dilutive to EPS year 1 and accretion to GAAP EPS year 2 and beyond Similar cultures and community banking operating models Complimentary business lines Low integration risk Overview of Acquisition

Transaction Terms Aggregate Value: $55.8 Million Per Share Acquisition Price: $30.05 Consideration Mix: 50% Common Stock/50% Cash (floating exchange ratio with collars) Floating Exchange Ratio: Gateway common stock price between $12.83 and $15.69 or exchange ratio between 2.34217 and 1.91523 Cash/Stock Election: Cash/Stock election procedure subject to proration

Transaction Terms Options: Exchanged, unless exercised prior to closing Expected Closing: May 31, 2007 Due Diligence: Completed Double Trigger Walk-Away: 17.5% absolute / 17.5% index decline Accounting Treatment: Purchase accounting (Core Deposit Premium amortized over 10 years straight line) Board Representation: One member of BRCH's Board invited to join Gateway's Board; other BRCH Board members invited to join Advisory Board Termination Fee: $2.0 million

Aggregate Transaction Value $55.8 million Per Share Purchase Price $30.05 Price to LTM EPS 27.07x Price to Stated Book Value 280% Price to Tangible Book Value 280% Tangible Premium to Core Deposits 32.64% Pricing Multiples

Significantly enhances Gateway's franchise value. Expands Gateway's presence into the demographically attractive Richmond area and adds loan production office in Charlottesville. Bank of Richmond branches significantly add to Gateway's Virginia footprint. No branch overlap, branches located directly in Gateway's desired expansion area. Pro Forma assets of approximately $1.3 billion. Achieves one of Gateway's growth objectives. Strategic Rationale

The cost to enter the Richmond market area on a de novo basis would far exceed the cost of an entering via an acquisition. Acquiring Bank of Richmond is the most cost effective and efficient manner for Gateway to enter the Richmond market. The Bank of Richmond is a well managed company that should give Gateway few integration issues. Acquisition is expected to be non-dilutive to earnings versus dilutive nature of de novo expansion. Management team of The Bank of Richmond has significant market experience and market knowledge. Strategic Rationale

Bank of Richmond LPO Bank of Richmond Gateway Pro Forma Branch Map

Deposit Market Share As of 6/30/06. Market share data for BRCH's combined zip codes of operation.

Richmond MSA

Richmond MSA Deposit Market Share Deposit Concentration As of 6/30/06. Includes bank and thrift deposits only.

Richmond MSA Accolades and Rankings #14 of 150 best places for business and careers (Forbes Magazine) Top 40 U.S. real estate markets (Expansion Management) One of America's top 25 large metro areas for doing business (Inc. Magazine) Ranked 19th of the Nation's MSAs for long-term economic strength (Policom Corporation) Number 11 of the nation's top 50 metro areas for business relocation and expansion (Expansion Management)

Richmond MSA Demographics

Financial Impact Earnings - Breakeven in first year operating earnings with 16% first year cost savings. Accretive to operating earnings in the second year and beyond. Cash portion of the transaction will be funded using a Trust Preferred instrument Provides a better result than de-novo branching solutions. Expected one time after-tax charges of $2.4 million. Stated Book Value Accretion = 5.8% Tangible Book Value Dilution = 24.5%

EPS Impact Based on Conservative Financial Assumptions EPS assumptions First Call consensus estimates for 2007 and 2008 Cost savings $944,000 - 75% in 2007, 100% in 2008 Equals 16% of Bank of Richmond's LTM (as of 9/30/06) expense in 2007, 21% in 2008 Gateway Synergies and cost savings $944,000 One-time costs $2.4 million after-tax Financing costs Financing costs on cash consideration of 7.15% (using a trust preferred instrument) Pro Forma's exclude the impact of one-time charges Assumes the transaction closed on January 1, 2007

Total Assets $168,446 Total Deposits $149,053 Loans, net $146,085 Core Deposits/Total Deposits 76.20% LTM Return on Assets 1.35% LTM Return on Equity 11.47% LTM Net Interest Margin 5.17% Financial Profile: Bank of Richmond

Loan Portfolio Composition BRCH GBTS Residential Real Estate 23.5% 23.3% Commercial Real Estate 22.9% 21.2% Construction 39.6% 40.8% C&I Loans 10.4% 11.8% Consumer Loans 3.8% 1.8% Non-Performing Loans/Loans 0.00% 0.05% Allowance for Loan Losses/Total Loans 1.10% 0.97% Complimentary Loan Portfolio

Deposit Composition BRCH GBTS Demand Deposits 7.5% 10.4% NOW & Other Trans Accounts 5.7% 18.3% MMDA + Savings 21.7% 17.2% Retail Time Deposits 42.0% 30.1% Jumbo Time Deposits 23.2% 24.0% We anticipate that Gateway's full suite of products and services will fuel core deposit growth at BRCH. Deposit Composition

Gateway: Investment Bankers - Ryan Beck & Co. Legal - Maupin Taylor, P.A. Bank of Richmond: Investment Bankers - Keefe, Bruyette & Woods, Inc. Legal - Executive Counsel, P.L.C. Advisors

Summary Acquiring Bank of Richmond, N.A. is an excellent entry point for Gateway to enter the vibrant Richmond market Strategic fit that enhances the franchise Non-dilutive to EPS year 1 and accretion to GAAP EPS year 2 and beyond Similar cultures and community banking operating models Complimentary business lines Low integration risk

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